Exhibit 2.1

Execution Copy

SHARE EXCHANGE/MERGER AGREEMENT

This SHARE EXCHANGE/MERGER AGREEMENT (this “Agreement”), dated as of August 21, 2014 (the “Effective Date”), by and among BIO-EN HOLDINGS CORP. f/k/a Olivia, Inc., a Delaware corporation (“BHC”), SERENA B. POTASH (the “BCH Principal Shareholder”); and BIO-EN CORP., a Delaware corporation (“Bio-En”). Each of BHC, BCH Principal Shareholder, and Bio-En is sometimes referred to herein as a “Party,” and together they are sometimes referred to herein as the “Parties.”

WITNESSETH:

WHEREAS, the respective Boards of Directors of BHC and Bio-En have determined that it is advisable and in the best interests of the respective corporations and their shareholders to be merged (the “Merger”); and

WHEREAS, pursuant to the Merger and, in connection therewith, each issued and outstanding share of common stock, par value $0.0001 per share, of Bio-En (“Bio-En Common Stock” or “Bio-En Shares”), will be converted into one share of BHC common stock, $0.0001 par value per share (“BHC Common Stock” or “BHC Shares”), in accordance with the provisions of Article II of this Agreement; and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization under the provisions of Section 368 of the United States Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, BHC and Bio-En desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, the respective Boards of Directors of each of BHC and Bio-En have approved this Agreement and the merger on the terms and conditions contained in this Agreement;

WHEREAS, simultaneously, the BHC Principal Shareholder owning an aggregate of 7,894,625 shares of BHC’s common stock agrees to cancel 6,024,625 of its shares pursuant to a cancellation agreement dated of the date of this Agreement, in substantially the form attached hereto as Exhibit A (the “Cancellation Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1            Cancellation and Merger. At the ‘Effective Time,’ as hereinafter defined, subject to the terms and on the conditions of this Agreement, Bio-En shall be merged with and into BHC, with BHC to continue as the surviving corporation (the “Surviving Corporation”) in the Merger, and BHC succeeding to and assuming all the rights, assets, liabilities, debts, and obligations of Bio-En in accordance with the Delaware General Corporation Law (the “DGCL”). Simultaneously, at the Effective Time, the BHC Principal Shareholder owning an aggregate of 7,894,625 shares of the BHC’s common stock shall cancel 6,024,625 of its shares pursuant to the Cancellation Agreement.

Section 1.2            The Closing: Effective Time. The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, and the parties hereto will cause a copy of the Certificate of Merger, to be properly completed consistent with the terms hereof (the “Certificate of Merger”), and to be executed, delivered and filed with the Secretary of State of the State of Delaware (the “Closing Date”). The Merger shall become effective immediately upon the filing of such Certificate of Merger with the Delaware Secretary of State in substantially the form attached hereto as Exhibit B. The date and time on which the Merger shall become effective is referred to herein as the “Effective Time” or “Effective Date”.

Section 1.3          Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, all such deeds, bills of sale, assignments and assurances and to take and do in the name and on behalf of each such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Section 1.4            Surviving Corporation; Articles of Incorporation; By-Laws; Officers; and Directors. Unless otherwise agreed to by BHC and Bio-En prior to the Closing, at the Effective Time:

(a) the Articles of Incorporation of BHC as in effect immediately prior to the Effective Time with such changes as shall be acceptable to Bio-En shall be, at and after the Effective Time, the Articles of Incorporation of the Surviving Corporation (the “Articles of Incorporation”) until further altered, amended or repealed in accordance with the Articles of Incorporation or applicable law;

(b) the by-laws of BHC as in effect immediately prior to the Effective Time with such changes as shall be acceptable to Bio-En shall be, at and after the Effective Time, the by-laws of the Surviving Corporation until further altered, amended or repealed in accordance with the Articles of Incorporation, such by-laws or applicable law; and

(c) the officers and directors of the Surviving Corporation from and after the Effective Time shall be the officers and directors of BHC immediately prior to the Effective Time.

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ARTICLE II

CAPITAL STOCK

Section 2.1            Treatment of Capital Stock. The manner and basis of converting shares of Bio-En Common Stock by virtue of the Merger and without any action on the part of Bio-En and BHC or any holder thereof, shall be as set forth in this Article II.

Section 2.2             Conversion of Bio-En Common Stock.

(a) At the Effective Time, each share of Bio-En Common Stock issued and outstanding immediately prior to the Effective Time, the same as delineated on the attached Schedule 2.2, and all rights in respect thereof, shall forthwith cease to exist and shall be converted into the right to receive one share of validly issued, fully paid and non-assessable shares of BHC Common Stock (the “Issuable Shares”). Each holder of a certificate representing any such shares of Bio-En Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect to such shares, except the right to receive the Issuable Shares allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 2.3. Such Issuable Shares shall be held in escrow by BHC until the Closing Date (defined below) pending the completion of all conditions of closing set forth in Article V;

(b) Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate (a “Certificate”) which, immediately prior to the Effective Time, represents issued and outstanding shares of Bio-En Common Stock, shall evidence the right to receive shares of BHC Common Stock on the basis set forth in Section 2.2(a). No fractional shares shall be issued and all fractional shares shall be rounded up to the next whole share.

Section 2.3              Exchange Procedures. If applicable, as soon as reasonably practicable after the Effective Time, BHC shall implement a process to mail to each record holder a certificate representing shares of BHC Common Stock as provided in this Article II.

Section 2.4             Transfer Books. The stock transfer books of Bio-En shall be closed at the Effective Time and no transfer of any Bio-En Shares will thereafter be recorded on any of such stock transfer books.

Section 2.5           Restricted Securities. The parties acknowledge and agree that there is only a limited market through the facilities of the National Quotation Bureau for the BHC Common Stock, that the offers and issuance of shares of BHC Common Stock under this Agreement has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and that such offer and issuance are being made in reliance upon exemptions from the registration all shares of BHC Common Stock issued in connection with the Merger will be "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and all certificates representing shares of BHC Common Stock will bear the following legend or other legend substantially similar:

“THESE SECUTRITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”), HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON THE EXEMPTION SET FORTH IN SECTION 4(2) OF THE ACT AND UPON REGULATION D PROMULGATED THEREUNDER AND HAVE BEEN SOLD AS “RESTRICTED SECURITIES” AS SUCH ARE DEFINED UNDER THE ACT. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT UPON DELIVERY TO THE CORPORATION ON THE OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH TRANSFER WOULD NOT BE IN VIOLATION OF THE ACT, APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.”

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BHC

BHC hereby represents and warrants, as of the date hereof and as of the Closing Date, to Bio-En as follows:

Section 3.1             Organization and Standing of BHC. BHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary. BHC has no Subsidiaries and no interest in any other corporation, partnership, joint venture or other entity.

Section 3.2             Capitalization. The authorized capital stock of BHC consists of 300,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001. As of the Effective Date, there are 9,394,609 shares of common stock and no shares of preferred stock issued and outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable, and were not issued in violation of any “Laws”, as hereinafter defined, or the pre-emptive rights of any Person. The BHC Shares to be issued pursuant to this Agreement when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any Laws or the pre-emptive rights of any Person. There are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements (including shareholder agreements), of any kind relating to shares of BHC Common Stock, or any other security of BHC and there are no authorized or outstanding securities convertible into or exchangeable for any such BHC Common Stock or other security of BHC.

Section 3.3             Non-Reporting Company. BHC is not a reporting company under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Section 3.4             Authorization: Validity. BHC has the necessary corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by BHC of this Agreement, the performance by BHC of its obligations hereunder and the consummation by BHC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BHC. This Agreement has been duly executed and delivered by BHC constitutes a valid and binding obligation of BHC enforceable against each in accordance with the terms hereof, subject to the “Enforceability Exceptions”, as hereinafter defined.

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Section 3.5             No Conflict: Required Filings and Consents. (a) The execution and delivery by BHC of this Agreement does not, and the performance by BHC of its respective obligations hereunder and the consummation by BHC of the transactions contemplated hereby, will not: (i) violate or conflict with the certificate of incorporation or by-laws of BHC; (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in Section 3.5(b), conflict with or violate any law, regulation, court order, judgment or decree applicable to BHC or any of its ‘Subsidiaries’, as hereinafter defined, or by which any of their respective assets or property is bound or subject; and/or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, or result in the creation of a lien, claim or encumbrance on any of the properties or assets of BHC pursuant to, or result in the loss of any benefit under (including an increase in the price paid by, or cost to, BHC), or require the consent of any other party to, or result in any obligation on the part of BHC to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which BHC is a party or by which BHC, any of its Subsidiaries or any of their respective assets or properties are bound or subject.

(b) BHC is not required to submit any notice, report or other filing with any governmental entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental entity is required to be obtained by BHC in connection with the execution, delivery, performance or consummation by it of this Agreement or any agreement or instrument or other document contemplated hereby or the transactions contemplated hereby or thereby.

Section 3.6             Full Disclosure. None of representations and warranties made by BHC contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading under the circumstances by which it was made.

Section 3.7             Contract and Leases; Liabilities; Properties; Employees. Except as previously disclosed, BHC (i) has no assets; (ii) conducts no business; (iii) is not a party to any contract, agreement or lease; (iv) has no liabilities (absolute, accrued, contingent or otherwise); or (v) owns no property (real, personal or otherwise). No Person holds a power of attorney from BHC.

Section 3.8             Compliance with Laws. To the best of its knowledge, BHC has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

Section 3.9             Litigation. BHC is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of BHC, there is no basis for any such action or proceeding and no such action or proceeding is threatened against BHC. BHC is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency or instrumentality.

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Section 3.10             Delivery of Documents; Corporate Records. Bio-En has heretofore received true, correct and complete copies of all documents, instruments, agreements and records referred to in Article 3 of this Agreement and copies of the minute and stock record books of BHC. The minute and stock record books of BHC, in all material respects, contain true, correct and complete copies of the records of all meetings and consents in lieu of meetings of BHC’s Board of Directors (and all committees thereof) and the shareholders since date of incorporation.

Section 3.11             Validity of Documents. All minutes, consents or other documents pertaining to BHC to be delivered at or prior to closing shall be valid and in accordance with the applicable state law.

Section 3.12             Title to Shares. Except to any transferability restriction as required as under this Agreement and/or imposed under applicable securities laws, the BHC Shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind.

Section 3.13             Board Action: Required Vote.

(a) BHC’s Board of Directors has unanimously adopted (and not withdrawn) a resolution approving this Agreement, and the transactions contemplated hereby.

(b)          The votes taken by BHC referred to in paragraph (a) are the only votes required by holders of any class or series of BHC capital stock required to approve this Agreement and the transactions contemplated hereby.

Section 3.14             Brokers. There is no broker, finder or investment banker or other Person entitled to any brokerage, finder’s, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BHC.

Section 3.15             Taxes. (a) All Tax Returns, as hereinafter defined, required to be filed by BHC on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions.

(b)          All “Taxes”, as hereinafter defined, that are required to be paid have been or will be fully paid.

(c)          BHC has not waived any statute of limitations with respect to federal and state income Taxes or agreed to any extension of time with respect to federal income or state Tax assessment or deficiency.

(d)          As of the date hereof, there are not pending or, to the knowledge of BHC, threatened any audits, examinations, investigations or other proceedings in respect of matters of Tax that (i) were raised by any taxing authority in a written communication to BHC or any thereof; and (ii) would, if determined adversely to BHC, individually or in the aggregate, reasonably be expected to have an BHC Material Adverse Effect.

(e)          BHC has made available to Bio-En true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by BHC and its Subsidiaries for each of its fiscal years ended 2011, 2012 and 2013.

Section 3.16             No Other Agreements to Sell. BHC has no obligation, absolute or contingent, legally binding or otherwise to any other ‘Person’, as hereinafter defined, to sell any portion of its assets, to sell any portion of its capital stock or other ownership interests or to effect any merger, consolidation or other reorganization of itself or to enter into any agreement with respect thereto.

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Section 3.18             BHC Shareholders. BHC has delivered to Bio-En a shareholder list prepared by its transfer agent, which, to BHC’s knowledge, is a complete and accurate undated list setting forth the following information with respect to each Person who is a record holder of any BHC Shares: (a) such Person’s name; and (b) the number of BHC Shares held by such Person.

Section 3.19             Government Consent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with BHC, is required by or with respect to BHC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BIO-EN

Bio-En hereby represents and warrants, as of the date hereof and as of the Closing Date, to BHC as follows:

Section 4.1             Organization. Bio-En is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with all requisite corporate or other organizational power to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the character of its properties owned, operated or leased or the nature of its business or activities makes such qualification necessary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a ‘Bio-En Material Adverse Effect’, as hereinafter defined.

Section 4.2             Authorization: Validity. The Board of Directors of Bio-En has determined that the Merger is advisable and in the best interests of the stockholders of Bio-En and, shall recommend that Bio-En’s stockholders vote to approve and adopt this Agreement. Bio-En has the necessary corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bio-En, the performance by Bio-En of its obligations hereunder and the consummation by Bio-En of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Bio-En. This Agreement has been duly executed and delivered by Bio-En and, assuming the due authorization, execution and delivery by BHC hereof, constitutes a valid and binding obligation of Bio-En enforceable against it in accordance with the terms hereof, subject to the Enforceability Exceptions.

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Section 4.3             Capitalization. The authorized capital stock of Bio-En consists of 200,000,000 shares of common stock, par value $0.0001. As of the Effective Date, there are 30,600,000 shares of common issued and outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable, and were not issued in violation of any Law, or the pre-emptive rights of any Person. There are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements (including shareholder agreements), of any kind relating to shares of Bio-En Common Stock, or any other security of Bio-En and there are no authorized or outstanding securities convertible into or exchangeable for any such Bio En Common Stock or other security of Bio-En.

Section 4.4             No Conflict: Required Filings and Consents. (a) The execution and delivery by Bio-En of this Agreement does not, and the performance by Bio-En of its obligations hereunder and the consummation by Bio-En of the transactions contemplated hereby will not: (i) subject to the adoption of this Agreement by Bio-En’s stockholders, violate or conflict with the Articles of Incorporation or by-laws of Bio-En; (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in Section 4.4(b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Bio-En or by which any of its assets or property is bound or subject; (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, or result in the creation of a lien, claim or encumbrance on any of the properties or assets of Bio-En pursuant to, or result in the loss of any benefit under (including an increase in the price paid by, or cost to, Bio-En), or require the consent of any other party to, or result in any obligation on the part of Bio-En to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Bio-En is a party or by which Bio-En or any of its respective assets or properties are bound or subject.

Section 4.5             Full Disclosure. None of representations and warranties made by Bio-En contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading under the circumstances by which it was made.

Section 4.6             Brokers. There is no broker, finder or investment banker or other Person entitled to any brokerage, finder’s, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bio-En.

Section 4.7             Compliance With Law. Bio-En materially complies with material Laws applicable to it.

Section 4.8             Litigation. Bio-En is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Bio-En, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Bio-En. Bio-En is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency or instrumentality.

Section 4.9             Bio-En Shareholders. Bio-En on or before the Effective Date shall deliver to BHC a complete and accurate list setting forth the following information with respect to each Person who is a holder of any Bio-En Shares: (a) such Person’s name; and (b) the number of Bio-En Shares held by such Person

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Section 4.10   Government Consent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Bio-En, is required by or with respect to Bio-En in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.11   Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Bio-En is a party or otherwise binding upon Bio-En which has or may have the effect of prohibiting or impairing any business practice of Bio-En, any acquisition of property (tangible or intangible) by Bio-En or the conduct of business by Bio-En. Without limiting the foregoing, Bio-En has not entered into any agreement under which Bio-En is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 4.12   No Undisclosed Liabilities. Except as previously disclosed, there are no liabilities or debts of Bio-En of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

Section 4.13   Material Contracts. Except as a previously disclosed, Bio-En’s Material Contracts are enforceable in accordance with their respective terms, and to the knowledge of Bio-En, Bio-En is not in violation of, and has received no notice of being in violation of such Material Contracts.

Section 4.14.  Taxes. (a) All Tax Returns required to be filed by Bio-En on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions.

(b)          All “Taxes”, as hereinafter defined, that are required to be paid have been or will be fully paid.

(c)          Bio-En has not waived any statute of limitations with respect to federal and state income Taxes or agreed to any extension of time with respect to federal income or state Tax assessment or deficiency.

(d)          As of the date hereof, there are not pending or, to the knowledge of BHC, threatened any audits, examinations, investigations or other proceedings in respect of matters of Tax that (i) were raised by any taxing authority in a written communication to Bio-En or any thereof; and (ii) would, if determined adversely to BHC, individually or in the aggregate, reasonably be expected to have an Bio-En Material Adverse Effect.

(e)          Bio-En has made available to BHC true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by Bio-En and its Subsidiaries for each of its fiscal year ended 2013.

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ARTICLE V

CONDITIONS TO CLOSING

Section 5.1   Financial Statements. This Agreement shall become effective as of such date and time as when BHC shall have received copies of (i) audited financial statements for Bio-En for its most recently ended fiscal year, or such shorter period if agreed by the parties, and (ii) unaudited quarterly financial statements for Bio-En for the quarter ended following the completion of its most recent fiscal year, the same to be included with BHC's expected Current Report Form 8-K to be filed with the Securities and Exchange Commission. ..

ARTICLE VI

CONDUCT PENDING THE MERGER

Section 6.1   Stockholder Approval. Bio-En and BHC shall seek to secure from their stockholders approval pursuant to the written consent of the holders of such number of shares as may be permitted for the approval of a transaction of the type provided for herein, and shall further promptly comply with such notice requirements to the remaining shareholders.

Section 6.2    Operations of BHC. (a) BHC covenants for itself that, after the date hereof and prior to the Effective Time (unless Bio-En shall otherwise approve in writing or required by applicable law) BHC shall not:

(i) conduct any business;

(ii) (A) except as previously disclosed, amend its certificate of incorporation or by-laws, or adopt any stockholders’ rights plan or enter into any agreement with any of its stockholders in their capacity as such, (B) split, combine, subdivide or reclassify its outstanding shares of its capital, (C) declare, set aside, make or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, or, (D) repurchase, redeem or otherwise acquire to purchase, redeem or otherwise acquire, any shares of its capital stock;

(iii) take or fail to take any action that would (A) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code, or (B) cause any of its representations and warranties herein to become inaccurate or misleading in any material respect;

(iv) except as expressly contemplated by this Agreement issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares;

(v) acquire or make any investment in any business or other Person, whether by merger, consolidation, purchase of property or assets or otherwise; and/or,

(vi) enter into any commitments or agreements to do any business or other Person, whether by merger, consolidation, purchase of property or assets or otherwise;

(b) From the date hereof through the Closing Date, BHC shall promptly notify Bio-En of any investigations of which BHC has knowledge or any claims which, after the date hereof, are commenced or threatened against BHC, thereof or any of the properties or assets of BHC, or any officer, director or employee of BHC arising out of or relating to the affairs or conduct of the business of BHC.

(c) Bio-En and its employees, independent accountants, attorneys, agents and authorized representatives shall have reasonable opportunity and access during normal business hours to the plants, properties, documents, files, books and records of BHC, and shall be provided with such information as to the business, properties and assets of BHC as Bio-En may from time to time reasonably request to update Bio-En with respect to events occurring after the date hereof.

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ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1             Publicity. No Party shall issue any press release or otherwise make any public statements with respect to the Merger without the prior consent of the other Party.

Section 7.2             Further Actions. Each of the Parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, use its reasonable best efforts: (a) to perform such further acts and execute such documents as may be reasonably required to: (i) effect the transactions contemplated hereby, (ii) obtain in a timely manner all necessary waivers, consents and approvals, and (iii) effect all necessary registrations and filings; and, (b) to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.

Section 7.3             Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.

Section 7.4             Notification of Certain Matters. Each Party shall give prompt notice to the other Party(ies) of the following:

  (a) the occurrence or nonoccurrence of any event whose occurrence or non-occurrence is reasonably expected to cause not to be satisfied any of the conditions precedent set forth in Article VII; and,

  (b) the status of matters relating to the completion of the Merger, including promptly furnishing the other Party with copies of notices or other communications received by such notifying Party from any third party and/or Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including the Merger.

Section 7.5             Review of Information. Subject to applicable laws relating to the exchange of information, each Party shall have the right to review in advance, and to the extent practicable, each will consult with the other about all information relating to that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.

Section 7.6             Indemnification. From and after the Effective Time, BHC shall, or shall cause the Surviving Corporation to, defend, indemnify and hold harmless each present and former director and officer of Bio-En (to the extent such Person is or was acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

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Section 7.7             Tax-Free Reorganization. Each of the Parties will use its reasonable best efforts to cause the Merger to qualify as a tax-free “reorganization” under Section 368 of the Code.

Section 7.9             Regulation D. From and after the Effective Time, BHC shall comply with the requirements of Regulation D under the Securities Act and state securities laws.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1           Conditions to the Obligations of the Parties to Consummate the Merger. The respective obligation of each Party to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

(a)          No order, decree or injunction shall have been entered or issued by any Governmental Entity which shall be in effect and shall have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each Party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts to cause the same to be lifted or vacated.

Section 8.2           Additional Conditions to the Obligations of BHC. The obligations of BHC to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Bio-En contained in this Agreement (without giving effect in any such representation or warranty to any materiality or the Bio-En Material Adverse Effect standard, qualification or exception contained therein) shall be true at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties which speak as of a different date, which shall be true as of such date).

(b) Agreements and Covenants. Bio-En shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

(c) Consents. Bio-En shall have obtained all consents, approvals, releases or authorizations from, and Bio-En shall have made all filings and registrations to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made by Bio-En in order for Bio-En to consummate the Merger, unless the failure to obtain any of such consents, approvals, releases or authorizations or make any such filings or registrations would not, individually or in the aggregate, reasonably be expected to have a Bio-En Material Adverse Effect.

(d) No Material Adverse Change. Since the date of this Agreement, no change or circumstance resulting in a Bio-E Material Adverse Effect shall have occurred.

(e) Stockholder Adoption/Approval. The requisite holders of the stock of Bio-En shall have voted to adopt this Agreement in accordance and such adoption shall have been certified by the Secretary or Assistant Secretary of Bio-En.

(f) Certificate of Good Standing. Bio-En shall have delivered to BHC a certificate as to the good standing of Bio-En in the State of Delaware certified by the Secretary of State of the State of Delaware on or within 20 calendar days of the Closing Date.

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Section 8.3            Additional Conditions to the Obligations of Bio-En. The obligations of Bio-En to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of BHC contained in this Agreement shall be true at and as of the Closing Date with the same effect as though made at and as of such time.

(b) Agreements and Covenants. BHC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Consents. BHC shall have obtained all consents, approvals, releases or authorizations from, and BHC shall have made all filings and registrations to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made by BHC in order for BHC to consummate the Merger, unless the failure to obtain any such consents, approvals, releases or authorizations or make any such filings or registrations would not, individually or in the aggregate, be reasonably expected to have a BHC Material Adverse Effect.

(d) No Material Adverse Change. Since the date of this Agreement, no change or circumstance resulting in BHC Material Adverse Effect shall have occurred.

(e) Certificate of Good Standing. BHC shall have delivered to Bio-En a certificate as to the good standing of BHC in the State of Delaware certified by the Secretary of State of the State of Delaware on or within 20 calendar days of the Closing Date.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1           Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

(a) by mutual written consent of the Parties;

(b) by either Party, if the Effective Time shall not have occurred on or before August 31, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date:

(c) by either Party, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and non-appealable (but only if such Party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated); and

(d) by either Party, if (x) there shall have been a material breach by the other Party of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b) (in the case of a breach by Bio-En) or Section 7.3(a) or (b) (in the case of a breach by BHC), and (y) such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured immediately upon the receipt by the Party alleged to be in breach of written notice thereof.

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Section 9.2             Effect of Termination and Abandonment. In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its Representatives); provided, however, that (i) no such termination shall relieve any Party from any liability for damages resulting from any willful and intentional breach of this Agreement, and (ii) this Article VIII, Sections shall survive such termination.

Section 9.3              Amendment. This Agreement may be amended at any time before the Effective Time, but only pursuant to a writing executed and delivered by all Parties.

ARTICLE X

GENERAL PROVISIONS

Section 10.1             Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements shall survive the Effective Date.

Section 10.2             Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier, sent by email, or sent by telecopy, to the applicable Party at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

(a)	if to BHC:	Bio-En Holdings Corp. .
c/o Szaferman Lakind Blumstein & Blader, PC
101 Grovers Mill Road, Second Floor
Lawrenceville, NJ 08648
Fax: 609-557-0969;
Email: gjaclin@szaferman.com
Attn.: Gregg Jaclin, Esq.

(b)	if to Bio-En:	Bio-En, Corp.
c/o Law Offices of Bruce W. Minsky, P.C.
112 Brick Church Road
New Hempstead, New York 10977
Fax: (702) 973-6607
Email: bwminsky@gmail.com
Attn.: Bruce W. Minsky, Esq.

Section 10.3             Certain Definitions: Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Bio-en Material Adverse Effect” means any material adverse change in or material adverse effect (x) on the business, results of operations, financial condition or prospects of Bio-En (or its successor), or (y) that will prevent or materially impair Bio-En’s ability to consummate the Merger.

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"BHC Material Adverse Effect” means (x) a material change in liability or (y) that will prevent or materially impair BHC’s ability to consummate the Merger or the issuance by BHC of shares of BHC Common Stock in accordance with the terms hereof.

“C(c)ontract” shall mean any agreement, contract, license, indenture, lease, mortgage, license, plan, arrangement, commitment or instrument including any note or other debt instrument (whether written or oral).

“C(c)onsents” shall refer to the consents or approval of any third party including any governmental agency or registered securities association required in connection with the Merger.

“Enforceability Exceptions” shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, re-organization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

“GAAP” shall refer to generally accepted accounting principles as applicable in the United States.

“Governmental Entity” shall mean braches, departments and agencies (and subunits theref) of the federal, state and local government created by federal or state statutes, federal or state executive orders, or local ordinances or resolutions.

“K(k)nowledge” shall mean with respect to a party's awareness of the presence or absence of a fact, event or condition (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised a sound discretion in the management of his own affairs.

“L(l)aws” shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, decrees, permits, policies and other requirements of the United States and other jurisdictions to which a party, is subject, including all foreign and local governments and all agencies and instrumentalities thereof, including any administrative agencies or administrative body created by any such government.

“L(l)iabilities” shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement including the notes thereto.

“L(l)ien” means any mortgage, pledge, lien, encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

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“P(p)erson(s)” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Securities Exchange Act of 1934, as amended).

“Subsidiary(ies)” of a Person means any corporation or other legal entity (A) which is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries), and (B) of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) (x) is the general partner or managing entity or (y) controls, directly or indirectly, at least a majority of the stock or other equity interests which are generally entitled to be voted by the holders thereof for the election of the board of directors (or others performing similar functions of such corporation or other legal entity).

“Taxes” shall mean any income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a governmental authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(b)               When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

Section 10.4             Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.5             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible such that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.6             Entire Agreement: No Third-Party Beneficiaries. This Agreement, together with the Exhibits and Schedules, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 6.6 (Indemnification) does not, and is not intended to, confer upon any Person other than the parties hereto any rights of remedies hereunder.

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Section 10.7        Assignment. This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 10.8         Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING LAWS RELATING TO THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE AND/OR THE STATE OF NEW YORK SHALL SPECIFICALLY AND MANDATORILY APPLY TO THE MERGER AND THE RIGHTS OF STOCKHOLDERS INCIDENTAL THERETO.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATES OF NEW YORK AND THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, SUCH EITHER IN THE COUNTY OF NEW YORK OR ROCKLAND, AND/OR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, RESPECTIVELY, FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER OR ANY OF THE OTHER TRANSACTION CONTEMPLATED HEREBY. EACH PARTY AGREES NOT TO COMMENCE ANY LITIGATION RELATING HERETO EXCEPT IN SUCH COURTS REFERENCED ABOVE, AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS RESPECTIVE ADDRESS SET FORTH IN SECTION 10.2 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LITIGATION BROUGHT AGAINST IT IN ANY SUCH COURT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE IN THE ABOVE REFERENCED COURTS.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10      Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.11     Exclusivity. Except for the transactions contemplated by this Agreement, none of the Parties shall (i) solicit, initiate, or encourage the submission of any proposal or offer relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of such or any other Party hereto (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Parties shall notify each other Party immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

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Section 10.12   Bio-En Operations.

(a) Bio-En is pursuing the planning, design, along with being the intended builder/operator, of a certain facility using ‘Gravity Pressure Vessel Technology in Weak Acid Hydrolysis’ to convert biomass to ethanol (“Facility”), the Facility, being built on the Island of Malta, to combine technologies from the waste management industry and integrating the recycling of waste, control of carbon dioxide and other emissions, with the profitable production of fuel grade ethanol (the "Bio-En Business(es)");

  (b) As part of the Business, Bio-En is the holder of a licensee from GeneSyst International, Inc. (“GeneSyst”), the licensing agreement/arrangement, dated March 23, 2013 (“License Agreement”), affording Bio-En a portfolio of patents including, but not limited to, several specialty Gravity Pressure Vessels and supporting appurtenances;

(c) As part of the transaction herein. BHC shall assume from Bio-En the following assets, which shall hereinafter collectively be designated the "Assets":

(i) the License Agreement; and,

(ii) Proprietary Rights - Any and all of the following used by Bio-En in connection with Bio-En’s Business, including:

(A) production operations and processes, trade secrets, know-how and confidential, information, customer lists and information;

(B) logos, trade dress (including, without limitation, configuration, design and packaging), goodwill, rights of publicity and privacy (including, without limitation, photographic and other releases, whether published or unpublished), marketing rights, and any similar rights, together with the goodwill of the Bio-En Business associated therewith and/or symbolized thereby;

(C) other intellectual property, intangible industrial property and proprietary rights, titles, interests and privileges, however designated, that are similar or analogous to any of the foregoing including, without limitation any and all rights in and to product configurations and designs, label, designs, graphic and artistic designs; artwork; dyes; character; rights; and UPC bar codes;

(D) registrations, applications, renewals, and extensions with respect to each of the foregoing now or hereafter in force, in whole and/or in part;

(E) rights of possession, ownership, use and enjoyment with respect to each of the foregoing, including, without limitation, the right to license, sublicense, assign, pledge sell, transfer, convey, grant, gift over, divide, partition or use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims, demands or causes of action of any kind with respect thereto);

(F) Bio-En’s customers, and their related information;

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(G) all books and records relating to the Assets; and

(H) claims, demands and causes of action of any kind with respect to, and any and all other rights relating to the enforcement of, any of the foregoing, including, without limitation, any claims, demands or causes of action for any infringement, conversion, misappropriation, dilution or other violation of or injury to any of them.

Each and all of the foregoing being hereinafter referred to collectively as the "Proprietary Rights." To the extent, if any, that any rights of Bio-En or of the author of any work encompassed by the Proprietary Rights cannot be legally transferred by Bio-En, they shall be waived in a signed writing providing for same.

(d) Bio-En shall execute and deliver to BHC such other documents as may be reasonably required by BHC to evidence BHC’s assumption of the Assets.

109.13                  Share Cancellation. On the Closing Date, BHC and the BHC Principal Shareholder, the current Chief Executive Officer of BHC and owner of 7,894,625 shares of BHC (“Potash Shares”), will execute the Cancellation Agreement, requiring the BHC Principal Shareholder, contemporaneous with the effectiveness of the closing of the transaction(s) herein, to cancel 6,024,625 of the Potash Shares, with Potash, subsequent the Closing Date, retaining 1,870,000 of the Potash Shares.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

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IN WITNESS WHEREOF, the Parties hereto have executed this instrument the date first above written.

BIO-EN HOLDINGS CORP.

By:	/s/ Serena B. Potash
Name:	Serena B. Potash
Title:	President

BIO-EN CORP.

By:	/s/ Serena B. Potash
Name:	Serena B. Potash
Title:	President

By:	/s/ Serena B. Potash
SERENA B. POTASH, Individually

The rest of this page is left intentionally blank.

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SCHEDULES

Schedule 2.2                    Bio-En Common Stock Shareholders

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EXHIBIT A

CANCELLATION AGREEMENT

This CANCELLATION AGREEMENT (this “Agreement”), dated August 21, 2014 (the “Effective Date”), by and among, BIO-EN HOLDINGS CORP. (the “Company”) a Delaware corporation, and SERENA B. POTASH (the “Canceling Party”). Company and Cancelling Party are also hereinafter individually and jointly referred to as “P(p)arty” and/or “P(p)arties”.

RECITALS

WHEREAS, as of the date hereof, the Canceling Party is the owner of 7,894,625 shares of the Company’s commons stock, par value $0.0001 per share (“Potash Shares”); and

WHEREAS, concurrently herewith, Company and the Canceling Party are entering into an ‘Share Exchange/Merger Agreement’ (“Exchange Agreement”) with Bio-En Corp., a Delaware corporation (“Bio-En”), pursuant to which Company and the Canceling Party will cancel 6,024,625 shares of the Potash Shares (“Subject Shares”) in exchange for the consummation of the Exchange Agreement (“Cancellation Payment”); and

WHEREAS, after the cancellation of the Subject Shares, the Canceling Party will own 1,870,000 Potash Shares (“Remaining Shares”); and

WHEREAS, it is a condition precedent to the consummation of the Exchange Agreement that the Canceling Party will enter into this Agreement, which will effectuate the cancellation of the Subject Shares; and

WHEREAS, the Canceling Party is entering into this Agreement to, amongst other things, induce Bio-En to enter into the Exchange Agreement and the Canceling Party acknowledges that Bio-En would not consummate the transactions contemplated by the Exchange Agreement unless the transactions contemplated hereby are effectuated in accordance herewith.

AGREEMENT

In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.          Cancellation of Subject Shares. On the Effective Date, the Canceling Party will deliver to Company the necessary documentation for the cancellation of the stock certificates representing the Subject Shares, along with duly executed medallion guaranteed stock powers covering the Subject Shares (or such other documents acceptable to the Company’s transfer agent) and hereby irrevocably instructs the Company and the Company’s transfer agent to cancel the Subject Shares such that the Subject Shares will no longer be outstanding on the stock ledger of the Company and such that the Canceling Party shall no longer have any interest in the Subject Shares whatsoever. The Company shall immediately deliver to the Company’s transfer agent irrevocable instructions providing for the cancellation of the Subject Shares.

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2.         Effective Date. This Agreement shall become effective upon the execution of this Agreement. The transactions to occur at such place and time with respect to this Agreement are referred to herein as the “Closing”.

3.         Waiver. At and subsequent to the Closing, the Canceling Party hereby waives any and all rights and interests she has, had or may have with respect to the cancelled Subject Shares.

4.          Guaranty. To induce Bio-En to enter into the Exchange Agreement, the Canceling Party hereby absolutely, unconditionally and irrevocably guarantees to Bio-En and the Company that all obligations and liabilities have been satisfied in full and hereby agrees to be wholly responsible for any actual obligation of the Company that arises following the closing of the Exchange Agreement that was the result of an action or inaction of the Company prior to the closing of the Exchange Agreement.

5.          Representations by the Canceling Party. (a) The Canceling Party owns the Subject Shares of record and beneficially free and clear of all liens, claims, charges, security interests, and/or encumbrances of any kind whatsoever. The Canceling Party has sole control over the Subject Shares and/or sole discretionary authority over any account in which they are held. Except for this Agreement, no person/entity has any option or right to purchase or otherwise acquire the Subject Shares, whether by contract of sale or otherwise, nor is there a “short position” as to the Subject Shares.

(b) The Canceling Party has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Canceling Party and constitutes a valid, binding obligation of the Canceling Party, enforceable against it in accordance with its terms (except as such enforceability may be limited by laws affecting creditor's rights generally).

(c) Canceling Party represents and warrants that it has the requisite authority and capacity to enter into this Agreement, as well as carry out the terms/conditions referenced herein. Additionally, Canceling Party represents and warrants that its compliance with the terms and conditions of this Agreement and will not violate any instrument relating to the conduct of its business, or any other agreement which it may be a party, or any Federal and State rules or regulations applicable to either Party.

6.         Further Assurances. Each Party to this Agreement will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such other documents and agreements as may be necessary to effectuate the cancellation of the Subject Shares).

7.         Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither the Company nor the Canceling Party makes any representation, warranty, covenant or undertaking with respect to such matters. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by both Parties. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

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8.          Survival of Agreements, Representations and Warranties, etc. All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

9.         Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.       Governing Law. This Agreement and the obligations, rights and remedies of the Parties hereto are to be construed in accordance with and governed by the laws of the State of New York, with any action/dispute concerning this Agreement to be venued in the County of Rockland.

11.        Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

12.       Miscellaneous. This Agreement embodies the entire agreement and understanding between the Parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement shall be held invalid or unenforceable for whatever reason, the remainder of this Agreement shall not be affected thereby and every remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BIO-EN HOLDINGS CORP

By:	/s/ Serena B. Potash
Name:
Title:

By:	/s/ Serena B. Potash
SERENA B. POTASH, Individually

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EXHIBIT B

CERTIFICATE OF MERGER

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EXHIBIT C

BILL OF SALE

Know all Men by these Present, that BIO-EN CORP. (“Seller”), for and in consideration of the sum of Ten dollars ($10.00) dollars, lawful money of the United States paid by BIO-EN HOLDINGS CORP. (“Buyer”), which receipt is hereby acknowledged, has bargained and sold, unto Buyer, his heirs, executors, administrators, successors and assigns, the following items: ‘Assets’, as described in the ‘Share Exchange/Merger Agreement’ between Seller and Buyer dated August 21, 2014 (“Agreement”);

TO HAVE AND TO HOLD the same unto the said Buyer, his heirs, executors, administrators, successors and assigns forever. AND do for his heirs, executors and administrators, covenant and agree, to and with the Buyer, to warrant and defend the sale of the aforesaid hereby sold unto the Buyer, his heirs, executors, administrators, successors and assigns, against all and every person and persons whomsoever. The warranties, covenants and promises contained in the AP Agreement between Seller and Buyer for the sale and purchase consummated by this Bill of Sale, will not merge in but will survive this Bill of Sale and become a part of this Bill of Sale and will continue in full force and effect as though set forth at length in this Bill of Sale.

IN WITNESS WHEREOF, the Seller has set its hand and seal or caused these presents to be signed by its proper corporate officers and caused its proper corporate seal to be hereto affixed, this 21st day of August, 2014.

BIO-EN CORP.

By:	/s/ Serena B. Potash
Name:
Title:

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